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                                                                      EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


                      LANNETT COMPANY, INC AND SUBSIDIARIES

                      STATEMENT RE COMPUTATION OF EARNINGS
                                    PER SHARE


                                                 YEAR ENDED JUNE 30                  YEAR ENDED JUNE 30
                                                2003             2003              2002              2002
                                            ----------------------------------------------------------------
                                             Net Income         Shares           Net Income         Shares
Basic earnings per share factors            $11,666,887        19,968,633        $7,195,990       19,895,907

Effect of potentially dilutive
option plans and debentures:

Employee stock options                                            152,681                            122,641
                                            ----------------------------------------------------------------


Diluted earnings per share factors          $11,666,887        20,121,314        $7,195,990       20,018,548
                                            -----------     -------------        ----------       ----------


Basic earnings per share                    $      0.58                          $     0.36

Diluted earnings per share                  $      0.58                          $     0.36

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   Note: The number of shares in the above computations have been adjusted to reflect the Company's 3 for 2 stock split in February 2003.